**ALBERT WONG & CO.**
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

B.Soc., Sc., ACA., LL.B.,
CPA(Practising)

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

To the Board of Directors
QKL Stores Inc.

We hereby consent to the use of our report dated March 23, 2009, with respect to the financial statements of QKL Stores Inc., for the years ended December 31, 2008 and 2007 on Form S-1 to be filed on or about September 25, 2009. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Albert Wong & Co.
Hong Kong
September 23, 2009